EXHIBIT (J)(2)


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Atlas Funds on Form N-1A of our report dated February 16, 2006, relating to the financial statements which appears in the December 31, 2005 Annual Report to Interestholders of the S&P 500 Index Master Portfolio, a portfolio of Master Investment Portfolio, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Statements" in such registration statement.


/s/ PricewaterhouseCoopers, LLP

San Francisco, California
April 26, 2006